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                                                                    EXHIBIT 10.1


                               AMENDMENT NO. 1 TO

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT



         THIS AMENDMENT NO. 1 to the Amended and Restated Employment Agreement (the "Amendment") is made effective and entered into as of January 18, 2001 (the "Effective Date") by and between RemedyTemp, Inc., a California corporation, ("Remedy" or the "Company"), and Robert Emmett McDonough, Sr. ("McDonough"), with reference to the following facts:

         A. Remedy and McDonough are parties to that certain Amended and Restated Employment Agreement dated January 7, 1998 (the "Employment Agreement").

         B. To reflect the Board of Directors' appointment of McDonough as Vice Chairman and officer of Remedy and to incorporate other contractual modifications agreed to by the Board of Directors of Remedy (the "Board"), Remedy and McDonough now mutually desire to amend certain provisions of the Employment Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and such other good and valuable consideration, the parties hereto agree as follows:

         Except as hereinafter provided, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.

1.       AMENDMENTS TO THE EMPLOYMENT AGREEMENT.

         The following portions of the Employment Agreement are amended as follows:

         1.1. The entire Section 1 of the Employment Agreement entitled "EMPLOYMENT SERVICES AND DUTIES" is hereby deleted and the following is substituted in its place:

         "1.      EMPLOYMENT SERVICES AND DUTIES

         Effective January 18, 2001, the Company agrees to employ and retain the services of McDonough as Vice Chairman of the Board of Directors of Remedy (the "Board"), and McDonough hereby agrees to continue employment with the Company as its Vice Chairman, for the term of this Agreement. While employed as Vice Chairman of the Board, McDonough shall be an officer of Remedy and shall be entitled to all rights and privileges attendant to such position with the Company. McDonough agrees to perform his duties as Vice Chairman of the Board faithfully, to the best of his ability and in the best interests of the Company, and to preserve and protect the confidential information of the Company, and to perform his duties as directed by Remedy's Chief Executive Officer and the Board."

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         1.2      The entire Section 2 of the Employment Agreement entitled
                  "TERM OF EMPLOYMENT" is hereby deleted and the following is substituted in its place:

         "2.      TERM OF EMPLOYMENT

         The Company agrees to employ McDonough, and McDonough agrees to serve, as Vice Chairman for the period commencing January 18, 2001 and ending on December 3, 2004 (the "Employment Period")."

         1.3 The entire Section 3 of the Employment Agreement entitled "COMPENSATION TERMS" is hereby deleted and the following is substituted in its place:

         "3.      COMPENSATION TERMS

The Company agrees to compensate McDonough for his services rendered as Vice Chairman under this Agreement as follows:

         (a) Commencing on the January 18, 2001 until December 3, 2001, McDonough shall receive an annual base salary of $410,000 and minimum performance bonus of $160,000 with a maximum potential performance bonus equal to $410,000, as determined by the Compensation Committee of the Board based upon pre-set criteria established by the Compensation Committee of the Board. Thereafter, McDonough shall receive total cash compensation of $250,000 a year commencing December 4, 2001 and ending December 3, 2002, total cash compensation of $200,000 a year commencing December 4, 2002 and ending December 3, 2003 and total cash compensation of $150,000 a year commencing December 4, 2003 and ending December 3, 2004. Notwithstanding the foregoing, during the period of time from December 4, 2001 until December 3, 2004, the Compensation Committee, may, but need not, in its sole discretion, award McDonough a bonus.

         (b) McDonough shall be entitled to and shall receive any and all other benefits generally available to executive employees of the Company, including participation in health insurance programs and retirement plans, automobile reimbursement and reasonable expenses.

         (c) During the Employment Period, McDonough shall be entitled to maintain his current office space at the Company; provided that, as determined by the Board in its reasonable discretion, McDonough reasonably complies with all applicable workplace regulations, standards and laws. Additionally, alternative office space at the Company shall be provided to McDonough in the event that the executive office area is physically reconfigured. Furthermore, during the employment period McDonough shall receive secretarial services and other office perquisites and amenities generally available to the officers of the Company.

         (d) The Company shall pay any and all premiums that become due and payable on or before December 4, 2001 on any of McDonough's six existing life insurance policies. After December 4, 2001, including in the event that McDonough is no longer Vice Chairman or employed by the Company in any other capacity, the Company shall continue to pay such life insurance premiums as required under each and every life insurance policy, provided that the total aggregate amount of premiums paid for such life insurance policies shall not exceed $75,000 per year. In such event, McDonough may designate which policy premium(s) that the Company should pay consistent with the foregoing provision.

         (e) The Company shall indemnify McDonough in accordance with the terms and conditions of its then current indemnification agreements with directors of the Company.


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         (f) In the event that McDonough becomes disabled and is unable to perform his duties as Vice Chairman, he shall continue to receive as disability income the amount of his base salary under Section 3(a), but the Board may elect another person to serve as Vice Chairman of the Board during the period of McDonough's disability."

2.       EFFECT ON EMPLOYMENT AGREEMENT.

         This Amendment shall supersede and replace any inconsistent provisions of the Employment Agreement. Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.

3.       GOVERNING LAW.

         This Amendment shall be interpreted and construed under California law.

4.       COUNTERPARTS.

         This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date and year first above written.


                                        REMEDYTEMP, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------



                                        ----------------------------------------
                                        Robert Emmett McDonough, Sr.


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